EXHIBIT 12.2

EXHIBITS 12.1 AND 12.2, OPINION OF COUNSEL AND ASSOCIATED CONSENT

February 4, 2020

Verax Research Services, Inc.

Verax Botanical Research Center@ Hopkins,

Johns Hopkins University—MCC,

9601 Medical Center Drive-- Suite 221

Rockville, Maryland 20850

Gentlemen:

We are acting as counsel to Verax Research Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company’s Offering Statement on Form 1-A and this Pre-Effective Amendment No. 1 (the “Amendment”) thereto. The Offering Statement and associated Amendment covers 8,000,000 shares of the Company’s common stock (the “Shares”).

In our capacity as such counsel, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of the Offering Statement, the form of Subscription Agreement (as amended) and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

On the basis of such examination, we are of the opinion that:

1.	The Shares have been duly authorized by all necessary corporate action of the Company.

2.	When issued and sold by the Company against payment therefor pursuant to the terms of the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of our name in the Offering Statement and we also consent to the filing of this opinion as an exhibit thereto.

Very truly yours,

Randall S. Goulding

SECURITIES COUNSELORS, INC.

1333 Sprucewood Deerfield, IL 60015
Fax: 484-450-5130; Phone: 847.948.5431	Randy@securitiescounselors.net